Exhibit 3.2

FORM OF AMENDED PROVISION OF BY-LAWS

ARTICLE V

OPT-OUT OF NEVADA TAKEOVER BID PROVISIONS

In accordance with Section 78.378(1) of the Nevada Revised Statutes, the provisions of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes shall not apply to any acquisition of a controlling interest in the Company.